                 PRODUCT MANUFACTURING AND SALES AGREEMENT


THIS PRODUCT MANUFACTURING AND SALES AGREEMENT (this "Agreement") is made and entered into as of the 17th day of October, 1994, between POLYCORE OPTICAL, PTE. LTD. ("Seller"), and VISION-EASE, a unit of BMC Industries, Inc. ("Buyer").

                                  RECITALS

WHEREAS, Buyer and Seller desire to enter into a business relationship whereby Buyer will commit to long-term purchases of certain hard resin lenses from Seller and Seller will commit to certain pricing terms, quality levels and payment and other terms on such purchases.

WHEREAS, Buyer and Seller have agreed to enter into such business relationship upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1
                                 DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases shall have the meanings assigned to them in this Section 1 unless the context otherwise requires:

1.1 PRODUCTS. "Products" shall mean the hard resin lenses manufactured by Seller according to the specifications supplied by Buyer (and more particularly described in EXHIBIT A attached hereto) specifically for and at the request of Buyer for sale by Buyer.

1.2 ASSET PURCHASE AGREEMENT. "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement between the parties hereto pursuant to which Buyer has agreed to sell to Seller certain glass molds and open and shut line equipment and operating software.

                                   SECTION 2
                     MANUFACTURE AND PURCHASE OF PRODUCTS

2.1   MANUFACTURE AND PURCHASE.

      (a) During the term of this Agreement, Seller shall manufacture for and sell to Buyer, and Buyer shall purchase from Seller, Products in the minimum quantities specified in EXHIBIT B attached hereto. Seller shall manufacture for and sell to Buyer such additional quantities of Products as the parties shall mutually agree in good faith.

      (b) Buyer expects to purchase the quantities of finished Products specified in EXHIBIT C attached hereto; provided, however, that Buyer shall be under no obligation to purchase any finished Products from Seller. In the event that Buyer elects to purchase such finished Products, Seller shall manufacture and sell such Products to Buyer. In addition, Seller shall manufacture for and sell to Buyer such additional quantities of finished Products as the parties shall mutually agree in good faith.

2.2 FORECASTS. Buyer agrees to provide Seller with the following forecasts of Buyer's intended purchases of Products by means of SKU:

      (a) at least ninety (90) calendar days prior to each anniversary date of this Agreement, a forecast for the twelve (12) month period beginning on such anniversary date; and

      (b) at least ninety (90) calendar days prior to each January 1, April 1, July 1 and October 1 during the term of this Agreement, a forecast for the calendar quarter beginning on such date.

Such forecasts shall NOT be deemed to create any obligation on Buyer to purchase Products but shall be utilized simply for planning purposes; provided, however, that Buyer's actual purchases of Products will be within plus or minus ten percent (10%) of the quarterly forecasts. Buyer's current intended annual purchases of Products are set forth on EXHIBIT D hereto.

2.3 SEMI-FINISHED LENSES. Seller shall not sell any semi-finished lenses which are substantially the same as the specifications and design of Buyer's Products to any United States distributor, supplier, laboratory or other concern or entity at a price which is less than one hundred ten percent (110%) of the price paid by Buyer hereunder; provided, however, that Seller retains the right to negotiate any price with respect to sales of semi-finished lenses to United States distributors, suppliers, laboratories and other entities which purchase more of such lenses from Seller on an annual basis than Buyer purchases from Seller on an annual basis; provided, further, that Seller notifies Buyer, at least sixty (60) calendar days in advance of making sales to any such entity, that Seller has entered into an agreement or arrangement, whether oral or written, with any such entity and provides Buyer with a summary of the principal terms and conditions of such agreement or arrangement.

2.4 TRADEMARKS. Seller shall not use, and is not granted any right with respect to the use of, any of Buyer's current trademarks or any other marketing identification name, word or logo currently used by Buyer. Buyer shall not use, and is not granted any right with respect to the use of, any of Seller's current trademarks or any other marketing identification name, word or logo currently used by Seller. Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of the other party's trademarks.

2.5 AREA OF DISTRIBUTION. Buyer reserves the right to sell, market and distribute any and all lens products, whether manufactured by Seller, Buyer or some other manufacturer, anywhere in the world.

2.6 ASSET PURCHASE AGREEMENT. This Agreement and the rights and obligations of the parties set forth herein shall only become effective if and when the parties hereto enter into the Asset Purchase Agreement. Seller's obligation to manufacture and sell Products to Buyer, and Buyer's obligation to purchase Products from Seller, shall become effective on the date which is ninety (90) calendar days after the Equipment (as defined in the Asset Purchase Agreement) becomes


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operationally fit to perform its intended functions in the Seller's facility (as determined by the parties in good faith); provided, however, that in no event shall the Seller's obligations under this Agreement become effective more than 180 calendar days after delivery of the Equipment has been tendered to Seller by Buyer.

                                  SECTION 3
                                  ORDERING

3.1 PURCHASE ORDERS. Buyer shall purchase Products during the term of this Agreement by means of written purchase orders sent by SKU. Buyer's purchase orders shall set forth at a minimum:

      (a)   an identification of the Products ordered;

      (b)   quantity;

      (c)   requested delivery dates; and

      (d)   shipping instructions and shipping address.

Purchase orders must be received by Seller at least thirty (30) calendar days prior to the delivery dates requested in the order.

3.2 SPECIFICATIONS. Seller shall manufacture all Products according to Buyer's specification as initially described in EXHIBIT E. No change in or modification to the specifications of any of the Products shall be made by Seller without the written approval and authorization of Buyer's Vice President of Sales and Marketing and its Quality Control Director. Buyer reserves the right to change or modify the specifications of any of the Products in its sole discretion by written notice to Seller, provided that such change or modification is within the manufacturing capabilities of Seller and does not increase the manufacturing cost of the Product to which such change or modification relates.

3.3 CONFIRMATION. Seller shall, by written notice to Buyer, confirm each order within fifteen (15) calendar days of receiving the order. The written confirmation shall include:

      (a)   order origin and number;

      (b)   date of receipt of order;

      (c)   unit prices and total order price; and

      (d)   scheduled shipment date.

Each purchase order shall be deemed to be an offer by Buyer to purchase the Products pursuant to the terms of this Agreement and, when accepted by Seller as hereinabove provided, shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchase order, notification of acceptance, invoice or any other document not signed by the parties.


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3.4   DELIVERY TERMS.  All deliveries of the Products shall be Free Carrier at the seaport of Seller's choice. Unless otherwise provided in this Agreement "Free Carrier" shall be construed in accordance with INCOTERMS 1990 of the International Chamber of Commerce. All risk of damage to or loss or delay of the Products shall pass to Buyer upon their delivery at the Free Carrier delivery point to the common carrier designated by Buyer. Buyer shall bear all costs of shipping the Products ordered. Buyer shall insure each shipment of Products with a reputable insurer for the full invoice value of such shipment. Such insurance shall provide for full coverage from the time the Products are delivered at the Free Carrier point until Buyer shall have received such Products. Seller shall provide proper shipping documentation and packaging for sea shipping. Buyer may, at its discretion and cost, request air shipments on certain items from time to time.

3.5 CANCELLATION AND CHANGES. Buyer shall have the right to modify or cancel any purchase order, including accepted purchase orders, or may defer shipment of any Products upon ten (10) calendar days' written notice prior to Buyer's requested delivery date of such Products.

3.6 FILL RATES. Seller shall provide minimum first time fill rates of ninety-eight percent (98%) for all of Buyer's orders placed at least thirty (30) calendar days in advance of Buyer's requested delivery date. The balance of any orders not completely filled within sixty (60) calendar days shall be air shipped at Seller's cost and expense.


                                   SECTION 4
                              PRODUCT PACKAGING

4.1 PACKAGE DESIGN. Buyer shall provide Seller with the required package dimensions, design and graphics. Seller shall procure all required packaging materials and shall package the Products as required for intercontinental shipping. The package or label, as requested by Buyer, shall be marked with the lens base, add, style, diameter and other required product specifications.

4.2 BAR CODING. Seller shall apply, either by means of a label or to the package, the OPC/Vision-Ease bar code and bar code number. Buyer shall provide such bar coding numbers to Seller.

4.3 COSTS. All costs incurred by Seller associated with such packaging and bar coding shall be deemed included in the price of the Products payable by Buyer pursuant to the terms of this Agreement.


                                   SECTION 5
                              PRICE AND PAYMENT

5.1   PRICE.

      (a) The initial prices for all Products are as shown in the attached EXHIBIT F (semi-finished Products) and EXHIBIT G (finished Products).

      (b) The initial prices for the Products may be adjusted once in each of years two and three of this contract upon the mutual agreement of Buyer and Seller to reflect any changes


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      in the documented raw material cost changes incurred by Seller, but in any such event, the amount of such adjustment shall not be greater than the amount of such raw material cost change.

      (c) In the event that Buyer and Seller agree to extend the term of this Agreement, Buyer and Seller agree to negotiate in good faith the price of the Products after the initial term of this Agreement. The intent of such negotiations will be to share any industry price increases equally. The determination of industry price changes shall be based on a formula of industry price changes as documented by the Optical Manufacturers Association (OMA). A separate calculation will be used for SR coated and non-SR coated Products.

      (d) Seller shall provide its best possible pricing on any additional products provided to Buyer.

5.2 INVOICES; PAYMENT TERMS. Seller shall issue individual invoices for each shipment made against any purchase order. Notwithstanding any terms stated in the invoice, payment for the Products shall be due net thirty (30) calendar days from the date of shipment of the Products. All payments made under this Agreement shall be made in United States dollars. All payments shall be made by wire transfer to the bank or banks designated in writing by Seller to Buyer from time to time during the term of this Agreement.

5.3 RESALE PRICES. Buyer may resell the Products at such prices and upon such terms as Buyer, in its sole discretion, shall determine.

5.4 SETOFF. Buyer shall have the right to set-off any amounts owing to Seller under this Agreement against any amounts which are more than thirty (30) days past due and owing to the Buyer by Seller in connection with the Asset Purchase Agreement.

                                   SECTION 6
                           ACCEPTANCE AND WARRANTY

6.1 ACCEPTANCE OF PRODUCTS. Buyer shall conduct any incoming acceptance tests as soon as possible upon arrival of the Products at the shipping address, but in no event later than thirty (30) calendar days from the date of receipt of each shipment of Products. Buyer shall audit all incoming shipments of Product using General Inspection Level 2 Multiple Sample Plan Mil-STD-105E using a 6.5% AQL; provided that, in its discretion, Buyer may employ and accept a level 1 inspection. Shipments having greater than six and one-half percent (6.5%) defective product will be retested by Buyer. If after the retesting the shipment fails to pass, Seller shall assume responsibility for the reinspection of the defective Product. In the event that Seller is obligated to reinspect such defective Product or in the event of any shortage, damage or other discrepancy in or to a shipment of Products, Buyer shall promptly report the same to Seller in writing and furnish such written evidence or other documentation as Seller may deem appropriate.

6.2 CUSTOMER RETURNS. Buyer shall assume responsibility for customer returns of defective Products amounting to one percent (1%) or less of each shipment of Products received by Buyer from Seller. Returns in excess of one percent (1%) will be forwarded to Seller for full credit to Buyer's account.



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                                   SECTION 7
                         MODIFICATIONS; IMPROVEMENTS

7.1 MODIFICATIONS. Seller may not, without the prior written consent of Buyer, alter the specifications for any Product or discontinue the manufacture of any Product.

7.2 IMPROVEMENTS. Buyer and Seller agree to establish ongoing and open communications on new product development and product specification changes. Seller agrees to provide continuous product improvements and enhancements as demanded by the U.S. marketplace. Such enhancements shall include, but not be limited to, an improved tinting/dying rate on scratch resistant coated Products.


                                   SECTION 8
                            PATENT INDEMNIFICATION

Seller agrees that it will indemnify and hold harmless Buyer from and against any loss, damage, cost or liability which may be incurred by Buyer as a result of a final judgment of a court of last resort based on a claim that any of the Products furnished hereunder infringes any patent of the United States or any other country, and that Seller will, at its own expense, defend any action, suit or proceeding which is based on an allegation that any Product manufactured by Seller and sold to Buyer hereunder constitutes an infringement of any patent of the United States or any other country; provided, that:

      (a) Buyer immediately notifies Seller in writing of the existence of any notice or claim of infringement and of any such action, suit or proceeding upon Buyer's discovery of the existence thereof;

      (b) Buyer gives Seller full control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise; and

      (c) Buyer cooperates with Seller, at Seller's expense, in the defense thereof.

In the event that any such Products are held to constitute an infringement and the use, possession, sale, reproduction or distribution thereof is enjoined, Seller shall use its best efforts to replace such infringing Products during the term of this Agreement with non-infringing Products at Seller's expense.


                                   SECTION 9
                        IMPORT AND EXPORT OF PRODUCTS

9.1 IMPORT DOCUMENTATION. Buyer shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to import the Products into any country for sale by Buyer in accordance with then prevailing laws and regulations. If applicable, all import duties shall be paid by Buyer. Seller shall supply Buyer with all necessary information and documentation reasonably required by Buyer to obtain requisite import licenses and permits for the Products,


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including such information and documentation as may be required to satisfy FDA import requirements and regulations.

9.2 EXPORT REGULATIONS. Seller shall be responsible for obtaining all licenses and permits and for satisfying all formalities as may be required to export the Products. Buyer shall supply Seller with all necessary information and documentation reasonably requested by Seller to obtain requisite export licenses and permits for the Products.


                                  SECTION 10
                          DURATION AND TERMINATION

10.1 TERM. The term of this Agreement shall commence as of the date first above written and shall continue in force for a term of three (3) years from such date. This Agreement may be extended thereafter by the written agreement of both parties.

10.2 TERMINATION FOR BREACH. If either party breaches any of the terms or conditions contained in this Agreement, the other party may terminate this Agreement by written notice effective upon receipt or upon such later date specified in the notice, if the breaching party fails to cure its breach within thirty (30) calendar days after receiving a written demand to cure such breach from the non-breaching party. If Buyer defaults in the payment of any sum due under this Agreement, then Seller shall have the right, without further notice, to immediately terminate this Agreement. If Seller defaults in the payment of any sum due in connection with the Asset Purchase Agreement, then Buyer shall have the right, in its discretion and without further notice, to immediately terminate this Agreement.

10.3 OTHER TERMINATION. Either party may terminate this Agreement immediately upon written notice in the event of the insolvency of the other party, the filing by or against the other party of any voluntary or involuntary petition in bankruptcy, or for any similar relief, or the execution of any assignment by the other party for the benefit of creditors, or the appointment of a receiver of the other party for any reason, or should the other party or a substantial part of its business come under the control of a third party.

10.4 RIGHTS UPON TERMINATION. Termination of this Agreement shall be without prejudice to the rights of either party to receive payments or to any other remedies which either party may have in respect of claims due or accrued prior to the date of termination. Seller's obligation to fill Buyer's purchase orders then outstanding shall survive termination of this Agreement.


                                  SECTION 11
                                 ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement by a single arbitrator appointed in accordance with such Rules. The appointing authority shall be the American Arbitration Association. The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The


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arbitration shall be conducted in the English language.  Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof.


                                  SECTION 12
                               CONFIDENTIALITY

12.1 CONFIDENTIALITY. Seller and Buyer agree not to use for any purpose other than in accordance with this Agreement, and not to disclose to any third party without the prior written consent of the other party, any information received from the other party which is identified as confidential or restricted prior to disclosure to the receiving party or any other information that derives independent economic value from not being generally known, or not being readily ascertainable by proper means, by other persons who can obtain economic value from the disclosure or use of such information. The above confidentiality obligation shall not extend to information which:

      (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party;

      (b) is or becomes generally available to the public without the fault of the receiving party;

      (c) is received by the receiving party from a lawful source other than the disclosing party; or

      (d)   is required to be disclosed by law or court order.

12.2 TERMINATION. The obligation of confidentiality under Section 12.1 above shall survive the termination of this Agreement.


                                  SECTION 13
                                MISCELLANEOUS

13.1 PUBLICITY. Any publicity issued by either party relating to this Agreement must be coordinated with the other party in advance on a good faith basis and shall in no event divulge the terms of this Agreement.

13.2 NOTICES. All notices, consents, requests, demands and other communications permitted or required to be given hereunder will be deemed sufficient if given in writing and if delivered personally, or by registered or certified air mail, postage prepaid, return receipt requested, or by telecopier, addressed to the parties as set forth below or at such other addresses as the respective parties may designate by like communication from time to time, and shall be effective upon dispatch.



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      If to Seller:     Polycore Optical, Pte. Ltd.
                        12 Kallang Sector
                        Singapore 1334
                        Attention:
                        Telecopier:

      If to Buyer:      Vision-Ease
                        7100 Northland Circle, Suite 312
                        Brooklyn Park, Minnesota 55428
                        U.S.A.
                        Attention:
                        Telecopier:

13.3 ASSIGNMENT; BINDING EFFECT. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party, which shall not be unreasonably withheld. Any prohibited assignment shall be null and void. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

13.4 GOVERNING LAW. This Agreement (including the Exhibits attached hereto) and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Minnesota, U.S.A. (without regard to the laws of conflict of any jurisdiction) as to all matters, including, without limitation, matters of validity, interpretation, construction, effect, performance, enforcement and remedies.

13.5 RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations under this Agreement, each party shall be deemed an independent contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership, joint venture, franchise or similar agreement between the parties hereto.

13.6 WAIVER. No failure or delay by either party to take any action or assert any right or remedy hereunder or to enforce strict compliance with any provisions hereof will be deemed to be a wavier of, or estoppel with respect to, such right, remedy or noncompliance in the event of the continuation or repetition of the circumstances giving rise to such right, remedy or noncompliance. No waiver shall be effective unless given in a duly executed written instrument. All rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.

13.7 SEVERABILITY. In the event that any of the terms or provisions of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or subdivision thereof having jurisdiction over this Agreement, such terms or provisions will be deemed stricken from this Agreement to the extent necessary to avoid such conflict, but such invalidity or unenforceability shall not invalidate any of the other terms or provisions of this Agreement and the remainder of such terms or provisions and the remainder of this Agreement will continue in full force and effect, unless the invalidity or unenforceability of any


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such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

13.8 AMENDMENTS. This Agreement shall not be amended, modified, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by the parties hereto.

13.9 ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties, as well as all proposals, oral or written, and all negotiations, conversations, and understandings heretofore had between the parties related to this Agreement. Further, this Agreement supersedes any terms and conditions stated in any purchase order, confirmation of the purchase order or any invoice to the extent they are inconsistent with this Agreement.

13.10 COUNTERPARTS. This Agreement shall be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

IN WITNESS WHEREOF, Seller and Buyer have caused this Product Manufacturing and Sales Agreement to be duly executed as of the date first above written.


POLYCORE OPTICAL, PTE. LTD.          VISION-EASE, a unit of BMC Industries, Inc.



By  /s/                              By  /s/ Ray Rogers
    -----------------------------        --------------------------------------

Its Managing Director                Its President
    -----------------------------        --------------------------------------

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